Exhibit 99.(d)(i)(a)

POLICY NUMBER: [VP99999990]

POLICY SPECIFICATIONS

Base Policy:	Flexible Premium Variable Universal Life Insurance with Indexed Account(s)
Policy Date:	[December 1, 2025]
Insured:	[JOHN DOE]
Owner:	[JOHN DOE]
[State Department of Insurance:	(XXX) XXX-XXXX]

Premiums

Planned Premium:	$[2,747.25]
Planned Premium Frequency:	[Annual]
7-Pay Premium:	$[6,264.31]
[Guideline Single Premium:	$[44,476.16]]
[Guideline Level Premium:	$[2,661.62]]
Premium Band:	$[1,273.00]
Minimum Premium Payment:*	$[50.00]

*Unless a lower premium payment is required to keep the Policy In Force.

Premium Type

Basic Premium:	This is equal to all premium paid in a policy year, except for any Internal Premium.
Surplus Premium:	This is equal to Basic Premium paid in a policy year, that exceeds the Premium Band.
Internal Premium:	This is equal to any premium that is received from a replacement or a conversion of an existing Pacific Life policy.

Premium Load Rate

Maximum Basic Premium Load Rate:	[6.90]%
Maximum Surplus Premium Load Rate:	[20.00]%
Maximum Internal Premium Load Rate:	[6.90]%

Face Amount Adjustments

Initial Date of Decrease:	[1st] Policy Anniversary
Maximum Fee per Evaluation of Insurability:	$[100.00]
Minimum Basic Face Amount	$[1,000.00]
Following Requested Decrease:

Withdrawal Conditions

Initial Date of Withdrawal:	[1st] Policy Anniversary
Maximum Fee for Each	$[25.00]
Withdrawal:

ICC25 S25ADM2	Page [1]

POLICY NUMBER: [VP99999990]

POLICY SPECIFICATIONS

Minimum Amount of Each Withdrawal:	$[200.00]
Minimum Net Cash Surrender Value After Withdrawal:	$[500.00]
Minimum Basic Face Amount After Withdrawal:	$[1,000.00]

Monthly Deduction Factors

Monthly Deduction End Date:	[December 1, 2111]
Administrative Charge Per Month:	$[10.00]
Maximum Monthly Asset Charge Rate:	[0.03% (equivalent to 0.36% annually)]

Accounts

Account Addition Method:	[Account Additions will be added to the Accounts according to the Allocation Instructions on file; however, we reserve the right to allocate Additional Credits, if any, to the Accounts at our discretion. If we exercise this right, it will be applied uniformly for all members of the same Class.]

Account Addition Factors:	Premium payments; and
Loan Repayments[; and
Any Additional Credits][; and
Monthly Deductions, including any allocation of those charges, or other policy credits (excluding any interest credits other than Loan Interest Credits) that increase the Accumulated Value under the policy][; and Credits under certain riders, if any, which increase the Accumulated Value under the policy.]

Account Deduction Method:	[Account Deductions will be taken proportionately from the Fixed Account Value and the Variable Account Value until each have been reduced to zero. Any remaining Account Deductions will be taken proportionate to each Segment Value across all segments in the Indexed Accounts.]

Account Deduction Factors:	Monthly Deductions that reduce the Accumulated Value under the policy; and
Any Withdrawal from the policy, including any Withdrawal Fee; and Policy loans; and
Any distribution in order to maintain tax qualification under Code Section 7702 (see Tax Qualification as Life Insurance) or to maintain the policy as a non-MEC under Code Section 7702A (see Modified Endowment Contract Tax Status)[; and
Payments, charges and fees under certain riders, if any][; and
Any charge, fee, or distribution that reduces the policy’s Accumulated Value.]

Segment Start Date*:	The [15th] day of each calendar month following the Free Look Transfer Date
*We reserve the right to change or suspend the Segment Start Date, but the Segment Start Date will not occur less frequently than [once per calendar quarter.]

Cut-Off Date:	[[4:00] p.m. Eastern time] on the Cut-Off Date, which is [two] Business Days prior to the Segment Start Date.

ICC25 S25ADM2	Page [2]

POLICY NUMBER: [VP99999990]

POLICY SPECIFICATIONS

Designated Fixed Account:	[Fixed Account 1]

Separate Account:	Pacific Select Exec Separate Account

Additional Credit

At our discretion, on a non-guaranteed basis, we may credit the Accumulated Value with an Additional Credit. The Additional Credit, if any, may vary depending on a number of factors, including the Policy’s Net Accumulated Value, the amounts and types of Coverage Layers, and an additional credit factor. The additional credit factor will be calculated by us in our sole and exclusive discretion and will apply uniformly to all members of the same Class.

The Additional Credit and additional credit factor may be zero. Once credited, any Additional Credit is nonforfeitable except indirectly due to any Surrender Charge.

Standard Loan Account Value

Minimum Loan Amount:	$[200.00]
Minimum Annual Loan Interest Credit Rate:	[2.00]%
Maximum Annual Loan Interest Charge Rate:	[2.25]%

Basis of Values

Guaranteed Interest Rate for the Fixed Account(s):	[Fixed Account 1]: [1.00]% Annually. Any excess interest declared by us will be guaranteed for one year.

Basis of Value Mortality Table:	2017 CSO Mortality Tables adopted by the NAIC on April 6, 2016, ultimate only, age nearest birthday, composite (not smoker distinct), sex distinct with 80% male and 20% female blend for unisex, capped at 0.083333 per month.

Transfers and Allocations

Free Look Transfer Date:	[[15] days after the first day the Policy is In Force.] [The first day the Policy is In Force.]
Total Number of Transfers Permitted Per Calendar Year:	25
Minimum Transfer Amount:	$500
Remaining Balance Amount:	$500
Excess Transfer Charge:	$25 for each transfer exceeding [12] per policy year
[Allocations to the Fixed Account(s) Limitations:	Aggregate allocations to the Fixed Account(s) are limited during the most recent 12 months for all policies in which you have any ownership interest or to which payments are made by a single payor, to $1,000,000.]
[Allocations to the Indexed Account(s) Limitations:	We reserve the right to limit allocations and/or transfers to the Indexed Account(s) to no more than [75%] of your Policy’s total Accumulated Value.]

ICC25 S25ADM2	Page [3]

POLICY NUMBER: [VP99999990]

POLICY SPECIFICATIONS

Reinstatement Conditions

Reinstatement Period:	3 Years

Suicide Exclusion

Suicide Exclusion Period:	[2 Years] from Policy Date

[Juvenile Insured Conditions

Post-Juvenile Insured Age:	Age [18]
Post-Juvenile Risk Class:	[Standard Tobacco]]

Available Death Benefit Options

Option A:	When elected, the Death Benefit equals the Total Face Amount. When this Death Benefit Option is In Effect, taking a withdrawal may decrease the Total Face Amount as described in the Withdrawals provision of the Policy.
Option B:	When elected, the Death Benefit equals the Total Face Amount plus the Accumulated Value. When this Death Benefit Option is In Effect, taking a Withdrawal does not reduce the Total Face Amount, but rather, reduces the Accumulated Value, which has the effect of reducing the Death Benefit that would be payable.
Option C:	When elected, the Death Benefit equals the Total Face Amount plus the sum of the premiums paid minus the sum of any withdrawals taken and any other distribution that reduces the Accumulated Value, provided that such result is limited to the amount shown as the “Option C Death Benefit Limit”. When this Death Benefit Option is In Effect, taking a withdrawal does not reduce the Total Face Amount, but rather increases the sum of the withdrawals, which has the effect of reducing the Death Benefit. For the purpose of Death Benefit Option C calculations, Accelerated Death Benefits are not considered distributions. Under this option, the Death Benefit may be less than the Total Face Amount.

Death Benefit Qualification Test

Death Benefit Qualification Test in Effect:	[Cash Value Accumulation Test (CVAT)] [Guideline Premium Test]

Death Benefit Elements

Net Amount at Risk Factor:	[1.0008295]
Death Benefit Option in Effect:	[A]
[Option C Death Benefit Limit:	$[XX,XXX,XXX*] *In the event that the Death Benefit Option is changed from Option C to Option A or B, the Option C Death Benefit Limit will no longer apply to this Policy.]

ICC25 S25ADM2	Page [4]

POLICY NUMBER: [VP99999990]

POLICY SPECIFICATIONS

Permitted Death Benefit Option Change(s):	The Death Benefit Option may be changed to Option A or B. Changes from either Option A or B to Option C are not permitted.

Surrender Charge Calculation

Surrender Charge Calculation:	[The Surrender Charge will not exceed the Maximum Surrender Charge.]

Illustration Conditions

Maximum Fee for Illustration Requests Per Policy Year:	$[25.00]

[Distribution Program

[Systematic Distribution Program:	This is a program of periodic distribution of Policy values that we designate as a Systematic Distribution Program. We reserve the right to discontinue such a program at any time. The program includes periodic distribution to you of a portion of the Policy’s Accumulated Value through Policy loans and Withdrawals while the Insured is alive and the Policy is In Force. Before entering into any such program, consult with your Producer/Representative and your tax advisor as distributions may have tax ramifications.]]

ICC25 S25ADM2	Page [5]

POLICY NUMBER: [VP99999990]

POLICY SPECIFICATIONS

Summary Of Coverages Effective On The Policy Date

P25VIUL	Basic Life Coverage [(Guaranteed Issue)]
S25ADM2
	Face Amount:	[$100,000]
	Insured:	[JOHN DOE]
	Sex and Age:	[Male 35]
	Risk Class:	[Standard Non Tobacco]

ICC25 S25ADM2	Page [6]

POLICY NUMBER: [VP99999990]

POLICY SPECIFICATIONS

[Basic Life Coverage [(Guaranteed Issue)] [and Long Term Performance Rider] [(Guaranteed Issue)]
Table of Maximum Surrender Charges

for the initial Basic Life Coverage Layer [and the initial Rider Coverage Layer]

Insured:	[John Doe]

[Maximum Surrender Charges are reduced by 1/12 of the Reduction Factor on each Monthly Payment Date after the Coverage anniversary.]

Beginning of	Maximum	Reduction
Coverage	Surrender	Factor
Year	Charge
[1	$902.40	$91.20
2	811.20	90.00
3	721.20	90.00
4	631.20	90.00
5	541.20	90.00
6	451.20	90.00
7	361.20	91.20
8	270.00	90.00
9	180.00	90.00
10	90.00	90.00
11+	0	0]

[The Maximum Surrender Charges shown above include the Maximum Surrender Charges associated with the Long Term Performance Rider.]

Note: On a non-discriminatory basis, we may provide for a reduction of surrender charges on certain internal exchanges.]

ICC25 S25ADM2	Page [7]

POLICY NUMBER: [VP99999990]

POLICY SPECIFICATIONS

Basic Life Coverage [(Guaranteed Issue)]

Table of Maximum Monthly Cost of Insurance (COI) Rates

for the initial Basic Life Coverage Layer

Insured:	[John Doe]

Maximum Monthly Cost of Insurance Rates Per $1000.00 of Net Amount at Risk applicable to this Coverage Layer.

Policy	COI	Policy	COI	Policy	COI
Year	Rate	Year	Rate	Year	Rate
[1	0.11420	30	0.80520	59	20.24350
2	0.12510	31	0.89100	60	21.89610
3	0.13510	32	0.98280	61	23.37870
4	0.14680	33	1.07970	62	25.34290
5	0.15850	34	1.18520	63	27.50320
6	0.17180	35	1.30350	64	29.93860
7	0.18440	36	1.44140	65	32.62170
8	0.19520	37	1.60490	66	35.52070
9	0.20020	38	1.79600	67	38.34190
10	0.20610	39	2.01720	68	41.25060
11	0.21190	40	2.26640	69	44.19530
12	0.21780	41	2.54020	70	47.11980
13	0.22280	42	2.83630	71	49.95900
14	0.22860	43	3.15590	72	52.64660
15	0.23450	44	3.50430	73	56.64960
16	0.24450	45	3.89660	74	61.08170
17	0.25790	46	4.34480	75	66.01940
18	0.27370	47	4.86390	76	71.55390
19	0.29210	48	5.43720	77	77.81150
20	0.31300	49	6.15320	78	83.33330
21	0.33810	50	6.98110	79	83.33330
22	0.36660	51	7.94390	80	83.33330
23	0.39920	52	9.06070	81	83.33330
24	0.43600	53	10.33800	82	83.33330
25	0.47960	54	11.78270	83	83.33330
26	0.52900	55	13.34950	84	83.33330
27	0.58690	56	15.02480	85	83.33330
28	0.65150	57	16.75710	86	83.33330
29	0.72450	58	18.50020	87+	0]

ICC25 S25ADM2	Page [8]

POLICY NUMBER: [VP999999990]

POLICY SPECIFICATIONS

Basic Life Coverage [(Guaranteed Issue)]
Table of Maximum Monthly Coverage Charges
for the initial Basic Life Coverage Layer

Insured:	[John Doe]

Policy	Coverage	Policy	Coverage	Policy	Coverage
Year	Charge	Year	Charge	Year	Charge
[1	$75.67	30	$75.67	59	$75.67
2	$75.67	31	$75.67	60	$75.67
3	$75.67	32	$75.67	61	$75.67
4	$75.67	33	$75.67	62	$75.67
5	$75.67	34	$75.67	63	$75.67
6	$75.67	35	$75.67	64	$75.67
7	$75.67	36	$75.67	65	$75.67
8	$75.67	37	$75.67	66	$75.67
9	$75.67	38	$75.67	67	$75.67
10	$75.67	39	$75.67	68	$75.67
11	$75.67	40	$75.67	69	$75.67
12	$75.67	41	$75.67	70	$75.67
13	$75.67	42	$75.67	71	$75.67
14	$75.67	43	$75.67	72	$75.67
15	$75.67	44	$75.67	73	$75.67
16	$75.67	45	$75.67	74	$75.67
17	$75.67	46	$75.67	75	$75.67
18	$75.67	47	$75.67	76	$91.24
19	$75.67	48	$75.67	77	$91.24
20	$75.67	49	$75.67	78	$91.24
21	$75.67	50	$75.67	79	$91.24
22	$75.67	51	$75.67	80	$91.24
23	$75.67	52	$75.67	81	$91.24
24	$75.67	53	$75.67	82	$91.24
25	$75.67	54	$75.67	83	$91.24
26	$75.67	55	$75.67	84	$91.24
27	$75.67	56	$75.67	85	$91.24
28	$75.67	57	$75.67	86	$91.24
29	$75.67	58	$75.67	87+	$0.00]

ICC25 S25ADM2	Page [9]

POLICY NUMBER: [VP999999990]

POLICY SPECIFICATIONS

[Table of Minimum Death Benefit Percentages – Cash Value Accumulation Test

Applicable on the Policy Date

Insured:	[John Doe]

Policy	Minimum	Policy	Minimum	Policy	Minimum
Year	Death Benefit	Year	Death Benefit	Year	Death Benefit
	Percentage		Percentage		Percentage
[1	259%	23	164%	45	120%
2	236%	24	162%	46	118%
3	232%	25	159%	47	117%
4	228%	26	156%	48	116%
5	224%	27	154%	49	115%
6	220%	28	151%	50	114%
7	216%	29	149%	51	113%
8	213%	30	147%	52	112%
9	209%	31	145%	53	111%
10	206%	32	142%	54	110%
11	202%	33	140%	55	109%
12	199%	34	138%	56	109%
13	195%	35	136%	57	108%
14	192%	36	134%	58	107%
15	189%	37	132%	59	107%
16	185%	38	131%	60	106%
17	182%	39	129%	61	106%
18	179%	40	127%	62	105%
19	176%	41	126%	63	104%
20	173%	42	124%	64	103%
21	170%	43	123%	65	102%
22	167%	44	121%	66+	101%]]

ICC25 S25ADM2	Page [10]

POLICY NUMBER: [VP999999990]

POLICY SPECIFICATIONS

[Table of Minimum Death Benefit Percentages – Guideline Premium Test

Applicable on the Policy Date

Insured:	[John Doe]

	Death Benefit		Death Benefit		Death Benefit		Death Benefit
Age	Percentage	Age	Percentage	Age	Percentage	Age	Percentage
[0-40	250%	50	185%	60	130%	70	115%
41	243%	51	178%	61	128%	71	113%
42	236%	52	171%	62	126%	72	111%
43	229%	53	164%	63	124%	73	109%
44	222%	54	157%	64	122%	74	107%
45	215%	55	150%	65	120%	75-90	105%
46	209%	56	146%	66	119%	91	104%
47	203%	57	142%	67	118%	92	103%
48	197%	58	138%	68	117%	93	102%
49	191%	59	134%	69	116%	94+	101%]]

ICC25 S25ADM2	Page [11]